Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Astria Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity(2)	Common Stock, $0.001 par value per share	Other(3)	6,756,078 shares(2)	$9.59	(3)	$64,790,788.02	(3)	$147.60 per $1,000,000	$9,563.12
Total Offering Amounts						$64,790,788.02			$9,563.12
Total Fee Offsets									—
Net Fee Due									$9,563.12

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 5,750,000 shares issuable under the Second Amended and Restated 2015 Stock Incentive Plan, (ii) 6,078 shares issuable under the 2015 Employee Stock Purchase Plan, and (iii) 1,000,000 shares issuable under the 2022 Inducement Stock Incentive Plan, as amended.

(3)	The proposed maximum offering price per share of $9.59 is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on August 5, 2024.